Exhibit 16.2

KPMG S.p.A.

Revisione e organizzazione contabile

Viale Niccolò Machiavelli, 29

50125 FIRENZE FI

Telefono +39 055 213391

Email it-fmauditaly@kpmg.it

PEC kpmgspa@pec.kpmg.it

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for GE Oil & Gas (a business within General Electric Company) and, under the date of March 16, 2017, we reported on the combined financial statements of GE Oil & Gas as of and for the years ended December 31, 2016 and 2015. On July 3, 2017, we were dismissed. We have read Item 4.01 of Form 8-K dated July 3, 2017 of Baker Hughes, a GE company, LLC and are in agreement with the statements contained in the seventh and eighth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Florence, Italy

July 3, 2017

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